Exhibit 99.1

ST. BERNARD SOFTWARE REPORTS ITS SECOND QUARTER 2009
FINANCIAL RESULTS

SAN DIEGO, CA, August 14, 2009 -- St. Bernard Software, Inc. (OTC BB:SBSW.OB - News), a leader in Web security appliances, today announced unaudited financial results for its quarter ended June 30, 2009.

Second Quarter 2009 Highlights:

•	Generated positive cash flow.

•	Produced profit from operations.

•	Increased subscription revenues 8%.

•	Increased gross profit 9%.

•	Increased research and development investment by 17%.

•	Decreased sales and marketing and general and administrative expenses 23% and 24%, respectively.

“Our proactive efforts in the preceding quarters to align operating expenses with revenue outlook has produced expected dividends”, said Lou Ryan, CEO of St. Bernard Software. “Faced with a tightened economy, we were still able to deliver growth in revenue while also producing positive cash results.  We are pleased with our operating performance and are confident that our increased investment in our strategic products will show positive results as our road map releases are introduced commercially.”

Financial Results

Revenue for the quarter ended June 30, 2009 was $4.8 million, an increase of $154,000 or 3% compared to the comparable period in 2008. The increase was due primarily to an increase in subscription revenues. Subscription revenues were $3.7 million for Q2 2009, which was up from subscription revenues of $3.4 million in Q2 2008 resulting in an 8% growth quarter over prior year quarter. We anticipate subscription revenues to grow through new customer acquisition and growth within our existing customer base.

Total gross margin was $3.5 million for Q2 2009, compared to $3.2 million in Q2 2008 resulting in a 9% growth quarter over prior year quarter. It is important to note that our gross margin can fluctuate significantly depending on the number of appliance sales that occur during the period as this product has a lower gross margin compared to our subscription services.

Sales and marketing expenses were $1.6 million in Q2 2009, which is down from $2.1 million in Q2 2008 resulting in a 23% decrease quarter over prior year quarter. The decrease was primarily a result of lower salaries and wages and discretionary marketing spending associated with our on-going commitment to achieve greater leverage out of our sales and marketing initiatives.

Research and development expenses were $870,000 in Q2 2009, which is up from $746,000 in Q2 2008; a 17% increase quarter over prior year quarter.  Management believes that a significant investment in research and development is required to remain competitive and we expect to continue to invest in research and development activities in pursuit of our product roadmap.

General and administrative expenses were $1.1 million in Q2 of 2009 and $1.4 million in Q2 of 2008; a decrease of 24% mainly due to our continued and extensive cost cutting efforts. The most significant decreases included compensation and consulting expenses of $200,000 and lease and rent expenses of $100,000.

In Q2 2009, stock-based compensation expense was $313,000, compared to $277,000 in Q2 2008, resulting in a 13% increase quarter over prior year due to additional stock option grants to key employees during Q2 2009.

Operating expenses were $3.5 million in Q2 2009, which is down from $4.2 million in Q2 2008 resulting in a 16% decrease quarter over prior year quarter.  This is the net result of $500,000 in decreased sales and marketing expenses and $300,000 in decreased general and administrative expenses, offset by a $100,000 increase in research and development expenses.  We anticipate future quarter’s operating expenses to be closely in line with our Q2 2009 results.  Income from operations was $5,000 in Q2 2009, compared to a loss from operations of $960,000 in Q2 2008; a 101% improvement quarter over prior year quarter.

The Company was cash flow positive in Q2 of 2009.  Cash provided by operations was $48,000 compared to cash used in the same period in 2008 of $708,000. Net increase in cash for Q2 2009 was $121,000 compared to a net decrease in cash for Q2 2008 of $458,000.

Business Outlook

Mr. Ryan added, “We remain confident in our ability to execute effectively throughout 2009 even in the face of a compromised economy.  Our expenses are in alignment with current business conditions and tight management has allowed us to increase investment in our product development which will begin to deliver returns for us as new version releases are launched through the end of 2009.”

About St. Bernard

St. Bernard Software develops and markets Internet security appliances and services that empower IT professionals to effectively, efficiently and intelligently manage their enterprise's Internet-based resources. Originally founded in 1995 as a market-leader in data security with its flagship product, Open File Manager(TM), the company is now recognized for delivering today's #1 Web filtering and security appliance, iPrism®. With millions of end users worldwide in more than 5,000 enterprises, educational institutions, SMB, and government agencies, St. Bernard strives to deliver simple, high performance solutions that offer excellent value to our customers.

Based in San Diego, California, St. Bernard (OTC BB:SBSW.OB - News) markets its solutions through a network of value added resellers, distributors, system integrators, OEM partners and directly to end users. For more information about St. Bernard Software, visit www.stbernard.com.

©2009 St. Bernard Software, Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, and iGuard are trademarks of St. Bernard Software, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Safe Harbor Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues (including where the underlying contract has already been signed), or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. Announcements of contract awards should not be interpreted as reflecting revenue in any particular period and may relate to revenue recorded in prior periods. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-KSB, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software

     Lorrie Hunsaker
     St. Bernard Software
     Investor and Public Relations Manager
     (858) 524-2002
     IR@stbernard.com

St. Bernard Software, Inc.

Consolidated Balance Sheets

	June 30, 2009	December 31, 2008
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$1,051,000	$2,051,000
Accounts receivable - net of allowance for doubtful accounts of
$25,000 and $52,000 at June 30, 2009 and December 31, 2008,
respectively	2,706,000	3,170,000
Inventories - net	430,000	364,000
Prepaid expenses and other current assets	378,000	381,000

Total current assets	4,565,000	5,966,000

Fixed Assets - Net	708,000	828,000

Other Assets	627,000	281,000

Goodwill	7,568,000	7,568,000
Total Assets	$13,468,000	$14,643,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$2,225,000	$2,462,000
Accounts payable	1,201,000	1,270,000
Accrued compensation expenses	840,000	1,361,000
Accrued expenses and other current liabilities	586,000	518,000
Warranty liability	184,000	195,000
Current portion of capitalized lease obligations	88,000	147,000
Deferred revenue	10,060,000	10,469,000

Total current liabilities	15,184,000	16,422,000

Deferred Rent	59,000	118,000

Capitalized Lease Obligations, Less Current Portion	-	22,000

Deferred Revenue	7,344,000	7,152,000
Total liabilities	22,587,000	23,714,000

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized;
14,838,940 and 14,783,090 shares issued and outstanding at
June 30, 2009 and December 31, 2008, respectively	148,000	148,000
Additional paid-in capital	40,796,000	40,308,000
Accumulated deficit	(50,063,000)	(49,527,000)
Total stockholders’ deficit	(9,119,000)	(9,071,000)
Total Liabilities and Stockholders’ Deficit	$13,468,000	$14,643,000

	St. Bernard Software, Inc.

	Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenues
Subscription	$3,692,000	$3,427,000	$7,381,000	$6,731,000
Appliance	1,062,000	1,161,000	1,816,000	1,762,000
License	-	12,000	6,000	16,000
Total Revenues	4,754,000	4,600,000	9,203,000	8,509,000

Cost of Revenues
Subscription	549,000	557,000	1,123,000	1,113,000
Appliance	696,000	811,000	1,232,000	1,236,000
License	-	4,000	2,000	5,000
Total Cost of Revenues	1,245,000	1,372,000	2,357,000	2,354,000

Gross Profit	3,509,000	3,228,000	6,846,000	6,155,000

Operating Expenses
Sales and marketing	1,581,000	2,065,000	3,241,000	3,881,000
Research and development	870,000	746,000	1,905,000	1,499,000
General and administrative	1,053,000	1,377,000	2,247,000	2,575,000
Total Operating Expenses	3,504,000	4,188,000	7,393,000	7,955,000

Income (Loss) from Operations	5,000	(960,000)	(547,000)	(1,800,000)

Other Income
Interest expense - net	79,000	157,000	171,000	300,000
Gain on sale of assets	-	-	-	(320,000)
Other income	(22,000)	(180,000)	(38,000)	(444,000)
Total Other Expense (Income)	57,000	(23,000)	133,000	(464,000)
Loss Before Income Taxes	(52,000)	(937,000)	(680,000)	(1,336,000)

Income tax expense	-	(3,000)	(5,000)	(3,000)
Net Loss	$(52,000)	$(940,000)	$(685,000)	$(1,339,000)
Loss Per Common Share - Basic and Diluted	$(0.00)	$(0.06)	$(0.05)	$(0.09)
Weighted Average Shares Outstanding	14,838,940	14,772,367	14,838,322	14,772,096

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Cash Flows

	Six months ended June 30,
	2009	2008

Cash Flows From Operating Activities
Net loss	$(685,000)	$(1,339,000)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	196,000	321,000
Allowance for doubtful accounts	(27,000)	11,000
Gain on sale of assets	-	(320,000)
Gain on change in fair value of warrant derivative liability	(16,000)	-
Stock-based compensation expense	669,000	334,000
Noncash interest expense	77,000	122,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	491,000	(525,000)
Inventories	(66,000)	(187,000)
Prepaid expenses and other assets	(420,000)	38,000
Accounts payable	(69,000)	(911,000)
Accrued expenses and other current liabilities	(499,000)	(275,000)
Deferred rent	(38,000)	51,000
Warranty liability	(11,000)	33,000
Deferred revenue	(217,000)	582,000
Net cash used in operating activities	(615,000)	(2,065,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(76,000)	(4,000)
Proceeds from the sale of assets	-	320,000
Net cash provided (used) by investing activities	(76,000)	316,000

Cash Flows From Financing Activities
Proceeds from the sales of stock under the employee stock purchase plan	9,000	6,000
Principal payments on capitalized lease obligations	(81,000)	(74,000)
Net (decrease) increase in short-term borrowings	(237,000)	896,000
Net cash (used) provided by financing activities	(309,000)	828,000
Net Decrease in Cash and Cash Equivalents	(1,000,000)	(921,000)
Cash and Cash Equivalents at Beginning of Period	2,051,000	1,297,000
Cash and Cash Equivalents at End of Period	$1,051,000	$376,000